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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE



Contact:     Investor Contact:                  Media Contact:
             Paul Mitchell                      Bill Brikiatis
             Chief Financial Officer            Associate
             Kopin Corporation                  Copithorne & Bellows
             508/824-6696                       617/450-4300



                     Kopin Corporation Reports Preliminary
                      Fourth Quarter and Year-End Results



     TAUNTON, Mass., January 20, 1998 - Kopin Corporation (NASDQ:KOPN), a leading developer and manufacturer of high resolution, flat panel display products and gallium arsenide device wafers for telecommunications applications, today reported preliminary summary unaudited results for the fourth quarter ended December 31, 1997. Revenues for the quarter were approximately $4,890,000 compared to revenues of $4,329,015 for the same period last year. The estimated net loss for the quarter was $980,000 or $0.09 per share, compared to a net loss of $6,255,020 or $0.57 per share, for the same period last year. The net loss for the fourth quarter of 1996 includes a non-recurring charge for the write-off of the Company's investment in Forte Technologies, Inc., and a write-down of the assets of Forte totaling $3,900,000 or $0.36 per share. Product revenues for the quarter ended December 31, 1997 were approximately $4,165,000 compared to $3,315,915 ($2,883,081 excluding Forte) for the same period in 1996.

     Revenues for the year ended December 31, 1997 were approximately $16,390,000 compared to $18,018,253 ($15,476,221 excluding Forte) for the previous year. The estimated net loss for the year was $6,260,000 or $0.57 per share, compared with a net loss of $21,596,364, or $1.98 per share, in 1996. Product revenues in 1997 were approximately $13,100,000 compared to $11,727,081 in 1996 ($9,185,049 excluding Forte).






                                    -more-

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Kopin Q4/97 Results/Page 2


About Kopin

        Founded in 1984 with initial technology developed at Massachusetts Institute of Technology, Kopin holds over 50 United States patents and 50 United States patent applications relating to Wafer-Engineered(TM) materials and flat panel display technology. These technologies have enabled Kopin to market display products and Wafer-Engineered materials that enhance the delivery and presentation of video, voice and data. The Company has combined advanced AMLCD and integrated circuit technology to produce a family of ultra-small, high density imaging devices. Wireless telecommunication providers are using
Kopin's Wafer-Engineered materials for high-performance integrated circuits used in advanced pagers, cellular phones and other portable communications devices.

                Wafer-Engineered is a trademark of Kopin Corporation.

                Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks an uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display and GaAs integrated circuit and materials industries, actual financial results for the specified periods may differ from audit results, the impact of competitive products and pricing, availability of third-party components, availability of integrated circuit fabrication facilities, cost and yields associated with production of the Company's imaging devices and Wafer-Engineered materials, loss of significant customers, acceptance of the company's products, continuation of collaborative agreements and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Registration Statement on Form S-3 (Registration No 333-42173).

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